EXHIBIT 10.1

TRIANGLE 9 REAL ESTATE, INC.

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is entered into on July 30, 2021 (the “Effective Date”) by and between Triangle 9 Real Estate, Inc., a Delaware corporation (the “Company”), Triangle 9, Inc., a Delaware corporation (the “Founding Shareholder”) and the other shareholders who will become a party to this Agreement (each an “Investing Shareholder” and collectively the “Investing Shareholders”) by executing a Joinder in the form attached hereto as Exhibit A (the “Joinder”). Each of the Company, the Founding Shareholder, and the Investing Shareholders may be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company was incorporated on June 15, 2021;

WHEREAS, the Founding Shareholder owns all the currently issued and outstanding shares of common stock (the “Common Stock”) and Series A Convertible Preferred Stock (the “Preferred Stock” and, together with the Common Stock, the “Company Securities”) of the Company as set forth on Exhibit B hereto;

WHEREAS, the Founding Shareholder and the Company wish to impose certain restrictions on the ability of the Investing Shareholders to transfer securities of the Company, both Common Stock and Preferred Stock, and to obtain the Investing Shareholders advance consent to certain corporate actions, as set forth herein.

NOW, THEREFORE, in consideration of the recitals set forth above and for good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Restrictions on Transfer.

A. Consent Required for Transfer. Without the prior written consent of the Company, no Investing Shareholder or his agent, successor or representative shall Transfer (as defined below) any share of Company Securities, except as provided in this Agreement. For purposes of this Agreement, a “Transfer” includes any direct or indirect sale, assignment, pledge, transfer (voluntary or involuntary, whether by action of law, order of any court, contract, gift, will, laws of intestacy, division in the context of a divorce or separation proceeding, or otherwise) or exchange or encumbrance (including the grant of a mortgage, trust deed, security interest or other encumbrance of any kind). Notwithstanding the foregoing restrictions upon transfer and ownership, the following transfers are permitted:

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i.

Death of a Shareholder. Subject to Section 2, the personal representative of a deceased Investor Shareholder’s estate or his or her contract beneficiary may exercise all of the decedent’s rights and powers as an Investing Shareholder, and the decedent’s shares of Company Securities will continue and pass to those entitled thereto upon the Investing Shareholder’s death. It is specifically provided that an Investing Shareholder may prepare a written and acknowledged document in which he or she designates one or more beneficiaries of that Investing Shareholder’s shares of Company Securities, and his or her written designation will be binding upon the Company if delivered to the Company within at least 60 days after the death of the Investing Shareholder.

ii.

Incapacity of a Shareholder. Subject to Section 2, the personal representative of an incapacitated Investing Shareholder, acting under a durable power of attorney or letters of guardianship may exercise all of an Investing Shareholder’s rights and powers and will be entitled to receive distributions of cash or other property from the Company. Neither the Company nor any Investing Shareholder will have a duty to inquire as to the application or use of funds delivered to a personal representative.

iii.

Estate Planning Transfers. Subject to Section 2, an Investing Shareholder will also have the right to make estate-planning transfers of all or any part of his or her shares of Company Securities. The term “Estate Planning Transfer” will mean any transfer made during the life of an Investing Shareholder without value, or for less than full consideration, by way of a marital partition agreement and/or a transfer of all or any part of the Investing Shareholder’s shares of Company Securities to a trust whose beneficiary or beneficiaries are the Investing Shareholder and/or the spouse of an Investing Shareholder, and/or the descendants of an Investing Shareholder, and/or one or more beneficiaries qualified to receive a charitable gift under Section 170(c) of the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law (the “Code”). This Agreement will bind the transferee of any Estate Planning Transfer to the exact terms and conditions of this Agreement.

B. Improper Transfers are Void. Any attempt to Transfer any shares of Company Securities, or any interest in shares of Company Securities other than as permitted by this Agreement, shall be null and void. The Company shall not transfer on its books any certificates for shares of Company Securities, nor issue any certificate in lieu of such shares, nor issue any new shares of Company Securities, unless each and every condition of this Agreement affecting such shares or certificates has been complied with.

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C. Transferees Bound. Each transferee of any shares of Company Securities shall hold such shares subject to all the provisions of this Agreement. Each transferee shall be considered an “Investing Shareholder” under this Agreement. The rights of the Company to purchase the shares of Company Securities of certain Investing Shareholders under the circumstances specified in this Agreement shall extend to the shares of Company Securities owned by transferees or other persons who hereafter are gifted, purchase or otherwise obtain shares of Company Securities or interests therein.

D. Exhibit A. Upon consummation of any authorized Transfer hereunder, whether by issuance of additional stock to an existing Investing Shareholder or to a new investor, the transfer shall be reflected by amendment to Exhibit A, which shall reflect the adjustment to the pro rata interest of the shares of Company Securities of each Party effected by such Transfer.

2. Triggering Events. On the happening of any of the following events (“Triggering Events”), the Company and the Founding Shareholder will have the option to purchase that portion of the shares of Company Securities of the applicable Investing Shareholder (“Selling Shareholder”) at the price and on the terms provided in Sections 5 and 6 of this Agreement:

A. The death, incapacity, bankruptcy, or withdrawal of an Investing Shareholder, or the winding up and dissolution of an Investing Shareholder, or the merger or other reorganization of an Investing Shareholder as a result of which the Investing Shareholder does not survive as an entity;

B. Breach by the Investing Shareholder of any material term or provision of this Agreement (unless such breach is waived by the Company); or

C. The occurrence of any other event that is, or that would cause, a transfer in contravention of this Agreement.

Each Investing Shareholder agrees to promptly give notice of a Triggering Event to the Board of Directors of the Company.

3. Option to Purchase. On the receipt of actual notice of any Triggering Event as determined in good faith by the Board of Directors of the Company (the date of the receipt is hereinafter referred to as the “Option Date”), the Company will promptly cause a notice of the occurrence of a Triggering Event to be sent to the Founding Shareholder and all the Investing Shareholders, and the Company will have the option, for a period ending 30 calendar days after the Option Date, to purchase the shares of Company Securities from the Investing Shareholder, at the price and on the terms set forth in Sections 5 and 6 of this Agreement, and the Founding Shareholder, pro rata in accordance with their prior ownership of Company Securities, will then have the option, for a period of 30 days thereafter, to purchase the shares of Company Securities not purchased by the Company, on the same terms and conditions as apply to the Company. If the Founding Shareholder does not elect to purchase all remaining shares, then the other remaining Investing Shareholders will have the right, pro rata in accordance with their prior ownership of Company Securities, to purchase the additional shares available for purchase. The transferee of the shares that are purchased will hold the shares subject to all of the provisions of this Agreement.

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4. Right of First Refusal.

A. If a Founding Shareholder or an Investing Shareholder (the “Selling Shareholder”) desires to sell his shares of the Company Securities, and if the Selling Shareholder receives a bona fide offer (an “Offer”) from any person or entity to purchase any or all of his shares of Company Securities, then the Selling Shareholder shall promptly offer to sell such shares to the Company for the price set forth in such Offer (or the aggregate of the money, if any, specified in such Offer, plus the fair market value of any consideration other than money specified in such Offer).

B. If the Company does not give notice of its election to purchase the offered shares within thirty (30) days after the date the Offer is made available to it (the “Offer Date”), then the Founding Shareholder shall have the right to purchase the offered shares for an additional period of fifteen days (the “Founding Shareholder’s Offer Date”). If the Founding Shareholder does not give notice of their election to purchase the offered shares within fifteen (15) days after the Founding Shareholder’s Offer Date, then the Investing Shareholders shall have the right to purchase the offered shares for an additional period of fifteen days (the “Investing Shareholder’s Offer Date”). The Investing Shareholders shall have the right to accept such Offer on a pro rata basis.

C. In any case, the payment terms shall be the terms contained in the Offer.

D. If none of the Company, the Founding Shareholder, or the Investing Shareholders give notice of its or their election to purchase the offered shares during the first sixty (60) days after the Offer Date, then the Selling Shareholder shall have the right to sell all (but not less than all) of the offered shares to the third party offeror for a price not less, and upon terms no more favorable, than the price and terms offered to the Company. If the sale is not completed within ninety (90) days after the delivery of such Offer to the Company, then the right to sell to a third party is void and this right of first refusal shall again be reinstated.

5. Purchase Price. Unless the Selling Shareholder and the purchasing party agree among themselves on a purchase price, for the purposes of any purchase of Company Securities under this Agreement, the value of each share of Company Securities shall be its then fair market value, as reasonably determined by the Board of Directors of the Company in its sole discretion.

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6. Payment of the Purchase Price and Terms of Transfer. Unless the parties agree otherwise, the total purchase price, less insurance proceeds if any paid, will be paid to the Selling Shareholder in thirty-six (36) consecutive monthly payments.

7. Grant of Call Option. Each Investing Shareholder hereby grants to the Founding Shareholder the right to purchase, by delivery of a written notice to the Investing Shareholder, all or any portion of the Company Securities held by the Investing Shareholder on the terms provided in Sections 5 and 6 of this Agreement.

8. Miscellaneous.

A. Termination. This Agreement shall terminate and all rights and obligations hereunder shall cease, upon the first to occur of (a) a public listing of the Company’s common stock on any U.S. recognized stock exchange or its quotation on the over-the-counter marketplace, (b) the Agreement is terminated by written agreement of the Company and the Founding Shareholder, (c) the voluntary dissolution of the Company, or (d) none of the Founding Shareholder is the owner of shares of Company Securities.

B. Amendments. This Agreement may be altered, amended, or modified in whole or in part at any time only by a writing signed by the Company and the Founding Shareholder.

C. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

D. Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, including but not limited to prior shareholders agreements, and (ii) is not intended to confer any rights or remedies hereunder upon, or be enforceable by, any person other than the parties hereto.

E. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any dispute arising from the Agreement shall be decided solely and exclusively by State or Federal courts located in Los Angeles County, California. The Parties agree to submit to the personal and exclusive jurisdiction of the State or Federal courts located in Los Angeles County, California.

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F. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of each of the other Parties, and any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

G. Enforcement; Venue. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

H. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party. Each of the Parties confirms that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement, and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights or rights at law or by statute or otherwise of any Party aggrieved as against the other for breach or threatened breach of any provision hereof, it being the intention by this paragraph to make clear the agreement of the Parties that the respective rights and obligations of the Parties hereunder shall be enforceable in equity as well as at law or otherwise.

I. Attorney Fees. In the event any Party hereto shall bring any action or proceeding to enforce any provision of this Agreement against any other Party (or any transferee or rights pursuant hereto), the prevailing Party, whether at trial or on appeal, shall be entitled to recover reasonable attorney fees, costs, and disbursements in addition to any other relief to which such party is entitled.

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IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement as of the date first set forth above.

“Company”	“Founding Shareholder”

Triangle 9 Real Estate, Inc.,	Triangle 9, Inc.,
a Delaware corporation	a Delaware corporation

/s/ Jordan Lams	/s/ Jordan Lams
By: Jordan Lams	By: Jordan Lams
Its: President	Its: President

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Exhibit A

JOINDER AGREEMENT

This Joinder Agreement to the Triangle 9 Real Estate, Inc. Shareholders Agreement (the “Agreement”) is entered into on [•] by and among Triangle 9 Real Estate, Inc., a Delaware corporation (the “Company”) and [•] (the “Investing Shareholder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

RECITALS

WHEREAS, on the date hereof, Investing Shareholder has acquired [•] shares of [Common Stock] from the Company; and

WHEREAS, the Company requires Investing Shareholder, as a holder of such [Common Stock], to become a party to the Agreement, and Investing Shareholder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:

1. Agreement to be Bound. Investing Shareholder hereby (i) acknowledges that Investing Shareholder has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, Investing Shareholder shall become a party to the Agreement, identified as an Investing Shareholder therein, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto.

2. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date set forth in the first paragraph hereof.

“Company”	“Investing Shareholder”

Triangle 9 Real Estate, Inc.,
a Delaware corporation

By: Jordan Lams	[•]
Its: President

A-1

Exhibit B

Company Securities

Name	Series A Convertible Preferred Shares	Common Shares
Triangle 9, Inc.	100,000	400,000

Totals	100,000	400,000

B-1